Exhibit 10.26

Term Sheet

This is a term sheet (the “Term Sheet”), which sets forth the basic principles of a Settlement and License Agreement (the “Agreement”) between Cephalon, Inc., CIMA Labs., Inc., and Anesta Corp., each on behalf of itself and its Affiliates (collectively “Cephalon”) and Barr Pharmaceuticals, LLC as successor in interest to Barr Pharmaceuticals, Inc., and Barr Laboratories, Inc., each on behalf of itself and its Affiliates (collectively “Barr”) arising from the pending litigation in the United States District Court for the District of Delaware, Civil Action Nos. 08-cv-00455 (SLR) and 08-cv-00810 (SLR) and 09-cv-00074 (SLR) regarding United States Patents Nos. 6,200,604 and 6,974,590 (the “Orange Book Patents”) with respect to Barr’s ANDA No. 90-438  (“Barr ANDA”) for generic versions of Cephalon’s FENTORA® (the “Barr Products”) and Civil Action Nos. 09-cv-00794 (UNA) regarding United States Patent No. 6,264,981 (the “‘981 Patent”) (the ‘981 Patent and the Orange Book Patents will be collectively referred to as “the Patents in Suit”). The foregoing litigation matters shall be collectively referred to as the “Litigation.” For purposes of this Term Sheet, Cephalon and Barr are sometimes referred to herein as the “Parties.”  It is contemplated that the Parties will work together expeditiously and in good faith to negotiate and execute a formal Agreement reflecting the points of this Term Sheet.

1.               License.  Cephalon, on behalf of itself and its Affiliates, would grant Barr and its Affiliates a non-exclusive license (without the right to grant sublicenses) under [**] (“Cephalon Patents”) to make, have made, use, import, market, offer for sale, and sell in or for the United States and its territories and possessions, including Puerto Rico (the “Territory”), the Barr Products under the Barr ANDA (the “License”) as of the License Effective Date (as defined below).

a.               License Effective Date.  Subject to Section 1(e) below and to the covenants of the Parties set forth in Sections 4(e)- 4(h) below, the License would become effective on the “License Effective Date,” which would be the earliest of:

i.	October 27, 2018;

ii.

The date of a final court decision that is no longer subject to appeal (other than by a petition for writ of certiorari) holding that all of the then asserted and adjudicated claims of the Patents in Suit are unenforceable, invalid and/or (subject to Section 4(g) below) not infringed;

iii.

The date on which a third party, under license from Cephalon, launches a generic product pursuant to an ANDA which refers to FENTORA® as the reference listed drug provided that [**], Cephalon notifies Barr of the date on which the third party is permitted to launch said generic product. [**]; and

iv.	The date on which Cephalon, its Affiliates, or any third party launches an authorized generic to FENTORA® under the FENTORA® NDA

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(“authorized generic”) provided that [**], Cephalon notifies Barr of the date on which the third party is permitted to launch said authorized generic product. For the avoidance of doubt, the launch of Barr AG Products under Section 1(b) does not amount to a launch by Cephalon, its Affiliates or a third party for purposes of this Section 1(a)(iv).

b.              At Risk Launch.  Subject to Section 4(g) below, [**] after a third party launches an unauthorized generic to FENTORA® (“At Risk Launch”) Cephalon and its Affiliates would grant to Barr and its Affiliates a non-exclusive, temporary and contingent license to the Cephalon Patents to make, have made, use, import, market, sell or offer to sell in the Territory generic FENTORA® product (“At Risk License”).  During the At Risk License period, Barr would have the option to sell either Barr Products under a contingent At-Risk launch license (“ANDA Contingent At-Risk Launch License”) or an authorized (Cephalon to Barr) generic (“Barr AG Products”) under a contingent At-Risk launch license (“AG Contingent At Risk Launch License”).  [**], Barr would inform Cephalon whether it intends to exercise its option for the AG Contingent At Risk Launch License.  For the avoidance of doubt, subject to applicable further limitations under Section 4(g) below, any temporary license under this Section would be available only in the event of and during the period of third party At-Risk Launch generic sales.

i.             Events Ending Contingent At-Risk Launch License.  Any At Risk Launch License shall end if, and only if:

1.               a United States District Court of competent jurisdiction grants Cephalon’s request for a temporary restraining order (“TRO”), preliminary or permanent injunction or other injunctive relief prohibiting or otherwise enjoining further sales of the At Risk Launch generic;

2.               an appellate mandate (or a District Court Order on remand) issues thereafter reversing a denial of TRO, preliminary or permanent injunction or other injunctive relief, thereby prohibiting further sales of the At Risk Launch generic;

3.               such party undertaking an At-Risk Launch exits the market by settlement agreement or otherwise; or

4.               the License Effective Date designated in Section 1(a)(i)-(iv) arises.

ii.          Effect of the End of Contingent At-Risk Launch License.

Upon the occurrence of any of the events in Section 1(b)(i), the ANDA Contingent At-Risk Launch License or an AG Contingent At-Risk Launch License ends.  If the At Risk License ends pursuant to Section 1(b)(i)(1)-(3) (or, additionally, with respect to an AG Contingent At-Risk Launch License, if the license ends pursuant to Section 1(b)(4)), Barr would agree to immediately stop making, having made, using, importing, promoting,

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

marketing, offering to sell, and selling  the Barr Products, or as applicable, Barr AG Products, until the License Effective Date designated in Section 1(a) occurs, or another At Risk Launch occurs again triggering this Section 1(b).  For the sake of clarity, upon the occurrence of any triggering event under Section 1(b)(i), the At-Risk Launch license ends, and as applicable, Cephalon would have no obligation to provide Barr with any further Barr AG Products and Barr would immediately return all Barr AG Products then in inventory to Cephalon.

iii.            ANDA Contingent At-Risk Launch License Royalty.

Upon the occurrence of an At-Risk Launch under Section 1(b), for all Barr Products sold pursuant to the ANDA Contingent At Risk Launch License prior to the License Effective Date, Barr would agree to pay as a royalty to Cephalon an amount equal to [**].  The ANDA Contingent At Risk Launch License and associated royalty obligation would cease as of the earlier of: A) the occurrence of applicable events in Section 1(b)(i) above; or B) the License Effective Date.

In addition to the royalty rate set forth in the first sentence of this Section 1(b)(iii), if any of the events in Section 1(b)(i)(1)-(3) occur prior to the License Effective Date, for all Barr Products sold pursuant to the ANDA Contingent At Risk Launch License, Barr would agree to pay to Cephalon an additional royalty amount equal to [**].  For clarity, the maximum total royalty Barr would pay with respect to any sales of Barr Products pursuant to the ANDA Contingent At Risk Launch License would be [**].  The ANDA Contingent At Risk Launch License and associated royalty obligation would cease as of the earlier of: A) the occurrence of applicable events in Section 1(b)(i) above; or B) the License Effective Date.

iv.           AG Contingent At-Risk Launch License Royalty.

Upon the occurrence of an At-Risk Launch under Section 1(b), for all Barr AG Products sold by Barr or its Affiliates pursuant to the AG Contingent At Risk Launch License prior to the License Effective Date, Barr would agree to pay Cephalon an amount equal to [**].  The AG Contingent At Risk Launch License and associated royalty obligation would cease as of the earlier of: A) the occurrence of applicable events in Section 1(b)(i) above; or B) the License Effective Date.

c.               In the event that Cephalon enters into a royalty-bearing license with any third party to sell a generic product pursuant to an ANDA which refers to FENTORA® as the reference listed drug or any third party launches an authorized generic to FENTORA® under the FENTORA® NDA  (“authorized generic”) such that Barr

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

is entitled to the License Effective Date as provided in Section 1(a)(iii) or (iv), Barr would agree to pay a royalty on sales of the Barr Products, occurring between the License Effective Date of Section 1(a)(iii) or (iv) and October 27, 2018, in an amount equal to [**].  For clarity, (1) the royalty rates from Section 1(b) are not in any manner subject to this Section 1(c), and (2) if Cephalon does not enter into a royalty-bearing license with a third party under this Section 1(c), then, any and all activities performed by Barr under the License granted in Section 1(a) would be royalty-free.

d.              For purposes of this Section 1, “Gross Profits” shall mean Net Sales as defined in Section 1(d)(ii) below less Manufacturing Costs as defined in Section 1(d)(i) below.

i.      “Manufacturing Costs” for each unit of Barr generic FENTORA® product shall mean [**].

ii.   “Net Sales” shall mean, with respect to the Barr Products or Barr AG Products, [**]:

1.               [**];

2.               [**];

3.               [**];

4.               [**];

5.               [**]; and

6.               [**].

iii.            In the Agreement, the Parties will provide for a “true up” reconciliation and independent auditing process of royalty payments. In addition, given the Parties’ recent addition of separate formal definitions for authorized generic products and Barr AG Products, the Parties will adjust applicable language in the Agreement in good faith as necessary to harmonize such definitions to give effect to the intent of Section 1(b) above with respect to any Barr AG Products that may be sold by Barr under an applicable AG Contingent At-Risk Launch License as contemplated in that Section.

e.               In granting the License to Barr, Cephalon would not make and Barr would not rely upon any representation that, as of the License Effective Date, Barr will be able to launch the Barr Products.  For the sake of clarity, to the extent that (1) one or more third parties is a first applicant who is entitled to a 180-day exclusivity period pursuant to 21 U.S.C. § 355(j)(5)(B)(iv), (2) there has not been a forfeiture of all such first filer’s exclusivity periods pursuant to 21 U.S.C. § 355(j)(5)(D), and (3) therefore Barr fails or is unable to obtain final FDA approval of Barr Products by the License Effective Date, Barr would agree that it will be unable to sell Barr Products until Barr receives final FDA approval of Barr Products.  The Parties understand that a first-filer’s exclusivity period would be triggered when

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the first-filer launches either its ANDA generic product or an authorized generic product.

f.                 Except as permitted by a Contingent At Risk License under Section 1(b) above or under the Additional Limited License in Section 2 below, Barr and its Affiliates would agree not to (i) make, use, offer to sell, or sell in the Territory, (ii) actively induce or assist any other entity to make, use, import, offer to sell or sell in the Territory, or (iii) import or cause to be imported in the Territory, the Barr Products or Barr AG Products or any other generic version of FENTORA® prior to the License Effective Date.

2.               Additional Limited License.  In addition to the License granted in Section 1, Cephalon would grant Barr a limited license to make, have made, engage in Pre-Launch Offers for Sale and import the Barr Products under the Barr ANDA prior to the License Effective Date solely for the purpose of conducting preparations for a launch of such Barr Products in the Territory on the License Effective Date. For the sake of clarity, “Pre-Launch Offers For Sale” would include (1) discussions with potential customers to make them aware of the upcoming availability of the Barr Products from Barr, and (2) engaging customers in non-binding pricing/contracting activities.  For clarity, Pre-Launch Offers For Sale would not include entering into binding contracts with customers for the sale of Barr Products in the Territory before the License Effective Date, or selling, shipping, delivering or distributing Barr Product to customers before the License Effective Date.

3.               Waiver of Regulatory Exclusivities.  Cephalon would agree to waive, with respect to the Barr Products, any and all regulatory exclusivities granted to Cephalon that may prevent approval or marketing of the Barr Products in the Territory under the Barr ANDA as of the License Effective Date. In addition, to the extent necessary to give effect to the provisions of Section 2 above, Cephalon would, as applicable, grant Barr an appropriate limited license to the foregoing regulatory exclusivities to permit Barr to conduct-pre-launch activities as contemplated therein.

4.               Covenants.

a.               Cephalon would provide Barr and its Affiliates with a covenant not to sue with respect to Cephalon Patents related only to the Barr Products and such covenant would be effective on the License Effective Date.  This covenant not to sue would survive termination or expiration of this Term Sheet and/or any resulting Agreement.

b.              Cephalon would covenant not to delete, remove or cancel NDA No. 21-947 or delete, remove, cancel or obsolete any National Drug Code(s) or any other relevant code(s) for Approved FENTORA® Products from the applicable National Drug File or from any other pricing database until the earlier of the date Barr or its Affiliates cease selling Barr Products or [**];

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

c.               Cephalon would covenant not to take any action to prevent the launch, manufacture, use, sale, offer for sale, importation or distribution of Barr Products at such time as permitted by this Term Sheet and/or any resulting Agreement;

d.              Cephalon would covenant to, upon Barr’s request, provide the FDA with written confirmation of the License Effective Date and the licenses, covenants and waivers herein provided;

e.               Cephalon would covenant that, in the event Watson obtains a final, non-appealable judgment of invalidity, unenforceability and/or non-infringement, Barr may then immediately enter the market royalty free, following any applicable exclusivity periods accorded by statute;

f.                 Barr and its Affiliates would covenant not to challenge the validity or enforceability of any claim of the Patents in Suit in any context or forum in the Territory, including but not limited to any court or USPTO proceeding (including reexamination proceedings), including, but not limited to, initiating a declaratory judgment action with respect to any of the Patents in Suit.  Notwithstanding the foregoing, (1) if Cephalon, its Affiliates or any third party with rights to enforce the Patents in Suit brings an action against Barr for infringement of any of the Patents in Suit, Barr would be able to assert any defense or counterclaim (including, without limitation, invalidity or unenforceability) with respect to said patent only, and (2) with respect to products other than the Barr Products, Barr and its Affiliates would be permitted to file for the Patents in Suit a “Paragraph IV Certification” under 21 U.S.C. §355(j)(2)(A)(vii)(IV) (as amended or replaced) challenging the validity or enforceability of or asserting that such products do not infringe any claim of the Patents in Suit;

g.              Barr and its Affiliates would each represent, warrant, covenant and agree that in the event that Cephalon prevails against Watson and that decision is no longer subject to appeal, then (1) the provisions of Section 1(b) would be null and void, and (2) Section 1(a)(ii) would be limited such that the License Effective Date would only include the date of a final court decision of invalidity or unenforceability and not a final court decision of non-infringement; and

h.              Barr would stipulate that the Barr Products infringe the Patents in Suit and that the Patents in Suit are valid and enforceable.  Notwithstanding the foregoing, no admission made in this Section 4(h) (including those admissions regarding validity and enforceability) shall apply outside the United States or to any product other than FENTORA® or the Barr Products.

5.               No Litigation Assistance.  Barr would agree not to assist, coordinate with, or otherwise help any third party in prosecuting, defending or settling litigation regarding the Patents

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

in Suit in any context or forum in the Territory, including but not limited to any court or USPTO proceeding (including reexamination proceedings), except as required by law.

6.               Regulatory Review of Agreements.  The Parties would agree to submit the Agreement, and as applicable, this Term Sheet, to the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) as required by statute. To the extent Barr may have additional obligations to file the Agreement or Term Sheet with the offices of the States’ Attorneys General (“SAGs”), Barr represents that it will timely do so.  The Parties would agree that if after submitting the Agreement, the FTC or DOJ or SAGs raise objections as to any of the provisions of the Agreement, the Parties would attempt in good faith to modify the Agreement to overcome any such objections.

7.               Mutual Releases.

a.               Cephalon, on behalf of itself and each of its predecessors, successors, assigns, officers, directors, employees, trustees and Affiliates (as defined below) (collectively, “Cephalon Releasors”) would irrevocably, fully, finally and forever release, relinquish, acquit and discharge Barr and each of its predecessors, successors, assigns, officers, directors, employees, trustees, and Affiliates (collectively, “Barr Releasees”), of and from and against, and covenant not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Barr Releasee for, any and all claims, counter-claims, actions, causes of action, suits, defenses, judgments, debts, offsets, accounts, covenants, obligations, duties, contracts, agreements, torts, damages and any and all demands and liabilities of every kind and nature whatsoever, including losses, costs, expenses, and attorneys’ fees (collectively, “Losses”) of every kind and nature, both at law and in equity, known or unknown, suspected or unsuspected, forseen or unforeseen, accrued or unaccrued, that existed as of the date of this Release which arise out of, relate to or concern, and which could have been, are or were asserted against the Barr Releasees in the Litigation.  Notwithstanding this Release, nothing herein shall preclude any Cephalon Releasor from asserting the validity, enforceability, and/or infringement of the Patents in Suit in any future litigation concerning a product other than the Barr Products, as contemplated in Sections 4(a) and 4(f) above, and such claim or argument is hereby reserved.  This Release would not prevent or impair the right of Cephalon to bring a proceeding in court or any other forum for a breach of this Term Sheet and/or any resulting Agreement or any representation, warranty or covenant herein.

b.              Barr, on behalf of itself and each of its predecessors, successors, assigns, officers, directors, employees, trustees, and Affiliates (collectively, “Barr Releasors”) would irrevocably, fully, finally and forever release, relinquish, acquit and discharge Cephalon and each of its predecessors, successors, assigns, officers, directors, employees, trustees, parents, subsidiaries and Affiliates (collectively, “Cephalon Releasees”) of and from and against, and covenant not to sue, not to assign to any other entity a right to sue and not to authorize any other entity to sue any Cephalon Releasee for, any and all Losses (as defined above) of every kind

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

and nature, both at law and in equity, known or unknown, suspected or unsuspected, forseen or unforeseen, accrued or unaccrued, that existed as of the date of this Release which arise out of, relate to or concern and, which could have been, are or were asserted against the Cephalon Releasees in the Litigation.  Notwithstanding this Release, nothing herein shall preclude any Barr Releasor from challenging the validity, enforceability, and/or infringement of the Patents in Suit under the circumstances specified in Section 4(f), and such claim or argument is hereby reserved. This Release shall not prevent or impair the right of Barr to bring a proceeding in court or any other forum for a breach of this Term Sheet and/or the Agreement or any representation, warranty or covenant herein.

c.               The Parties agree that within five (5) days of the effective date of the Agreement, they shall jointly file an order of dismissal with prejudice, in a mutually acceptable form, with the Court.  The Releases set forth in Sections 7(a) and 7(b) would be effective as of the effective date of such dismissal.

d.              “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with the applicable entity.  For purposes of this definition, “control” shall mean:  (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors or otherwise having the power to control or direct the affairs of such entity; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to direct the management and policies of such non-corporate entities. For the avoidance of doubt, Barr represents that TEVA Pharmaceutical Industries Ltd. (an Israeli corporation) and TEVA Pharmaceuticals U.S.A., Inc. (a Delaware corporation) and any such entities’ respective Affiliates are also Affiliates for purposes of this Agreement.

8.               Representations and Warranties.  Each Party would represent and warrant to each of the other Parties, as of the date of the execution of this Term Sheet and the date of execution of the Agreement, that:

a.               Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Term Sheet and the Agreement and to carry out the provisions hereof;

b.              Such Party has taken all corporate action necessary to authorize the execution and delivery of the Agreement and the performance of its obligations under the Term Sheet and the Agreement, and there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Term Sheet and the Agreement;

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

c.               Neither this Term Sheet nor the Agreement does or will interfere with any other agreement to which Such Party has entered into, and that Such Party will not enter into any agreement the execution and/or performance of which would violate or interfere with this Term Sheet and/or the Agreement;

d.              This Term Sheet has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

e.               Such Party represents and warrants that it has been advised by its counsel of its rights and obligations under the Term Sheet and enters into the Term Sheet freely, voluntarily, and without duress, that it understands and agrees that this Term Sheet and any resulting Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and instruction of each of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Party; and

f.                 Such Party represents and warrants that it is not relying on any promises, inducements, or representations other than those provided herein.

9.               Miscellaneous.

a.               The Parties would agree that the licenses to the Patents in Suit, individually and/or collectively, serve as valid consideration sufficient to support this Term Sheet and/or any resulting Agreement.

b.              The Parties would agree to dismiss the pending litigation with prejudice, with each side to bear its own costs and attorneys’ fees.

c.               Except as the Parties shall agree is necessary to give effect to Section 9(e) below and as contemplated by the usual exceptions to confidential treatment (including requirements of law, including statutes relating to SEC and FTC disclosure and/or review), the Parties would agree that the terms of this Term Sheet and any resulting Agreement are to be treated as confidential information.

d.              The Parties would agree that if one or more provisions of this Term Sheet or any resulting Agreement is ruled wholly or partly invalid or unenforceable by a court or other governmental body of competent jurisdiction, then the validity or enforceability of all other provisions of this Term Sheet and/or such Agreement shall not in any way be affected or impaired, to the extent reasonably severable.

e.               The Parties would agree to seek the guidance of Magistrate Thynge regarding the possibility of obtaining Court approval of the terms of this Term Sheet and/or any resulting Agreement.

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

f.                 Subject to Cephalon’s right in any proceeding to assert this Term Sheet and/or any resulting Agreement in defense of any of its rights under Section 4(f) — (h) above, this Term Sheet and any resulting Agreement would not be admissible or otherwise relied upon or disclosed (unless such disclosure is required by law) in connection with any proceeding concerning any or all of the Patents in Suit and a product that was not the subject of the Litigation, or with any other proceeding except as part of a proceeding to enforce the terms of this Term Sheet and/or any resulting Agreement.

g.              This Term Sheet and any resulting Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware without regard to conflict of laws principles.  The United States District Court for the District of Delaware shall be the proper and exclusive forum for any action to enforce this Term Sheet and/or any resulting Agreement. Each Party consents to personal jurisdiction of the Court for such purposes.

h.              Notice would be provided in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by telefacsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx) (failure of such confirmation shall not affect the validity of such notice by telefacsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a telefacsimile of the receiving Party submitting its receipt of such notice)), and would be deemed to have been properly served to the addressee upon receipt of such written communication at the specified addresses.

i.                  Nothing in this Term Sheet and/or any resulting Agreement shall be construed as or deemed to be an admission by the Parties hereto, or any of them, of any unlawful, improper, or actionable conduct or omission by any of them, and each Party  expressly denies liability of any kind whatsoever.

j.                  The terms of this Term Sheet and any resulting Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective predecessors, successors, Affiliates and assigns. However, no Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party hereto, which consent may not be unreasonably withheld.

k.               The executed Term Sheet would supersede all previous writings and understandings, including unexecuted drafts of this Term Sheet.

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

CEPHALON, INC.		BARR PHARMACEUTICALS, LLC

By:	/s/ Steven Reed	By:	/s/ Frederick J. Killion

Name:	Steven Reed	Name:	Frederick J. Killion

Title:	VP Litigation	Title:	EVP & General Counsel

CIMA LABS, INC.		By:	/s/ Lauren T. Rabinovic

By:	/s/ Ross Oehler	Name:	Lauren T. Rabinovic

Name:	Ross Oehler	Title:	Counsel

Title:	Vice President

ANESTA CORP.		BARR LABORATORIES, INC.

By:	/s/ Ross Oehler	By:	/s/ Frederick J. Killion

Name:	Ross Oehler	Name:	Frederick J. Killion

Title:	Vice President	Title:	EVP & General Counsel

		By:	/s/ Lauren T. Rabinovic

		Name:	Lauren T. Rabinovic

Title:

Counsel

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Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.